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                                                                   Exhibit 11
                    MEREDITH CORPORATION AND SUBSIDIARIES          ----------
                 Computation of Primary and Fully Diluted Per
                 Common Share Earnings - Treasury Stock Method
                         Five years ended June 30, 1994
               (not covered by Independent Accountants' Opinion)

Weighted average number of shares (in thousands)

                                 Dilutive effect of
                                  unexercised stock
            Weighted average    options and management
            number of shares     incentive deferred
              outstanding              awards                  Total
            ----------------    ----------------------    ----------------
                      Fully                  Fully                  Fully
            Primary  Diluted       Primary  Diluted       Primary  Diluted
            -------  -------       -------  -------       -------  -------
1994         14,182   14,182         101      119          14,283   14,301
l993         15,266   15,266          20       20          15,286   15,286
1992         16,141   16,141          31       31          16,172   16,172
1991         16,814   16,814          51       51          16,865   16,865
1990         18,515   18,515          59       59          18,574   18,574


Primary and fully diluted earnings per common share

                                            Cum. Effect of
        Earnings from                      Change in Method
      Cont. Operations       Earnings       of Accounting
      Before Cum. Effect       from        for SFAS No. 106
        of Change in       Discontinued     Postretirement
      Acctg. Principles     Operations         Benefits           Total
      ------------------  ---------------  ----------------  ----------------
                 Fully             Fully             Fully             Fully
       Primary  Diluted   Primary Diluted  Primary  Diluted  Primary  Diluted
       -------  -------   ------- -------  -------  -------  ------- --------
1994    $1.90*   $1.90*    $   -   $   -    $   -    $   -    $1.90    $1.90
1993     1.22     1.22         -       -        -        -     1.22     1.22
1992      .06      .06         -       -     (.45)    (.45)    (.39)    (.39)
1991     1.36     1.36      3.58    3.58        -        -     4.94     4.94
1990     (.08)    (.08)    (1.35)  (1.35)       -        -    (1.43)   (1.43)

Note:  Primary - based on average market prices.
       Fully Diluted - Based on the higher of the average market price or the market price at June 30 of each year.

*Dilution less than three percent from earnings per common share outstanding and therefore not considered to be material.